UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2010

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, Ameris Bank, the wholly-owned banking subsidiary of Ameris Bancorp (the “Company”), issued a press release announcing the appointment as of that date of Andrew B. Cheney as President and Chief Operating Officer of Ameris Bank. Mr. Cheney will begin serving in this role immediately. His chief responsibilities include all core banking activities for the Company’s four-state footprint.

Mr. Cheney, who is 60, has served since May 2009 as the Executive Vice President and Banking Group President of both Ameris Bank and the Company. He will continue to hold those titles with the Company, where his role is unchanged. From February 2009 until May 2009, Mr. Cheney served as the Regional Executive for Florida and Coastal Georgia. Prior to that time, he worked with Mercantile Bank, serving as Florida President from 2000 to 2007 and as the Florida Chairman from 2008 to 2009. For over 23 years, Mr. Cheney was an executive with Barnett Bank and Bank of America, ultimately rising to the position of Jacksonville President and Market Executive for the northern half of Florida.

In connection with his appointment as President and Chief Operating Officer of Ameris Bank, Mr. Cheney’s annual base salary will be increased from $225,000 to $290,000. There are no family relationships between Mr. Cheney and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Cheney that are reportable pursuant to Item 404(a) of Regulation S-K.

A copy of the press release regarding Mr. Cheney’s appointment is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated November 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr. President and Chief Executive Officer

Dated: November 30, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release dated November 30, 2010.